ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Announces Year-End 2006 Reserves, Provides an Operational Update and

IPAA Small Cap Oil & Gas Investment Symposium Presentation Details

SAN ANTONIO (Feb. 6, 2007) – Abraxas Petroleum Corporation (AMEX:ABP) today announced year-end 2006 reserves, provided an operational update and presentation details for the upcoming Independent Petroleum Association of America’s (“IPAA”) Small Cap Oil & Gas Investment Symposium to be held February 6-8, 2007 in Boca Raton, Florida.

Reserves

Abraxas’ independent reservoir engineering firm, DeGolyer and MacNaughton, estimated total proved oil and natural gas reserves of 99 Bcfe as of December 31, 2006, a 6% decrease from December 31, 2005. Natural gas reserves account for 83% of the total proved reserves and 48% were classified as proved developed. Abraxas operates over 95% of its proved reserve base. The Company’s proved reserve life index exceeds 15 years.

The present value, using a 10% discount rate, of the future net cash flows before income tax (“PV10”) of the Company’s proved oil and natural gas reserves is approximately $161 million using realized oil and natural gas prices of $56.42 and $5.83, respectively. Such prices were based on market prices for oil and natural gas on December 31, 2006, as adjusted for the Company’s basis differential.

Total capital expenditures for 2006 were approximately $26 million, of which 35% was spent on 2 wells in the SW Oates Field of West Texas which were still in progress at year-end; therefore, no significant reserves were booked for these 2 wells. Overall, the Company added approximately 3.6 Bcfe of proved reserves which was offset by 1.8 Bcfe of property sales and 7.7 Bcfe of production.

During 2006 and continuing into 2007, the Company began a focus of improving the ratio of proved developed reserves to total proved reserves. Approximately 65% of the 2006 capital expenditures were spent on land, G&G, maintenance of proved reserves and on converting proved undeveloped reserves to the proved developed category, and a comparable (50-55%) amount is planned for 2007.

The Company produced 7.7 Bcfe during 2006, a 26% increase over the 6.1 Bcfe produced in 2005.

“We accomplished our goal of production growth through the drillbit in 2006 with an impressive 26% increase over the prior year. During 2007, we will continue to strive for production growth as we concentrate on improving our reserve ratio through the conversion of proved undeveloped and probable / possible reserves to the proved developed category. At year-end, we had a number of active projects, which if eventually successful, will not only add to our production profile but add proved reserves as well,” commented Bob Watson, President and CEO.

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

P.O. Box 701007, San Antonio, Texas 78270-1007

Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816

Operations

In the Abraxas Cherry Canyon Field of Ward County, Texas, the Caprito 83 #12 (ABP: 81% WI) was drilled to a total depth of 6,900’ and is currently being completed in the Bell & Cherry Canyon sands and the Caprito 82 #12 (ABP: 64% WI) was drilled to a total depth of 6,900’ and is currently being logged.

In the Oates SW Field of Pecos County, Texas, the Manzanita State #1H (ABP: 100% WI) is currently awaiting a drilling rig to drill the horizontal lateral in the Devonian formation.

In the Brooks Draw Field of Wyoming, the Company is currently in the process of permitting 6 horizontal Mowry Shale wells (ABP: 100% WI) while monitoring industry activity in this new play.

Presentation Details

Abraxas is scheduled to present at the IPAA Small Cap Oil & Gas Investment Symposium on February 7, 2007 at 11:50 a.m. ET. The live audio webcast with the corresponding PowerPoint presentation will be available at http://www.investorcalendar.com/CEPage.asp?ID=112963 or on the Company’s web site, http://www.abraxaspetroleum.com, under Investor Relations. The webcast including the slide presentation will be archived on the Company’s web site for 60 days.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/ Director of Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com